Securities Purchased in Underwritings Involving
Transactions with Donaldson, Lufkin, & Jenrette Securities Corporation Subject to Rule 10f-3 Under the Investment Company Act of 1940

10f-3 TRANSACTIONS FOR THE PERIOD AUGUST 1, 1996 THROUGH
JULY 31, 1997

NEW EUROPE

			 Date       Shares    % of Fund  Price per
Security              Purchased   Purchased  Assets (1)    Share

Deutsche Telecom AG    11/18/96      25,700       0.36%    18.978

			Total
      Shares            Shares      % of Issue
    Purchased By        Issued       Purchased
     Fund Group         (000)        By Group (2)       Broker(s)

      1,132,190        500,000            0.23%   Deutsche Morgan Grenfell

      Shares
       Held
     01/31/97

       35,700

1  Purchase may not exceed 3% of Fund's Total Assets.

2. Purchases by all Alliance Funds may not exceed the greater of
   (i) 4% of the principal amount of the offering or (ii) $500,000 in principal amount but in no event may exceed 10% of the principal amount of the offering.